Friday, May 1, 2009

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: John F. Perotti - Chairman & CEO
860-435-9801 or jp@salisburybank.com
                --------------------

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. ANNOUNCES RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2009

Lakeville, Connecticut, May 1, 2009/PR Newswire.....Salisbury Bancorp, Inc. (the
"Company"), NYSE AMEX: "SAL"), the holding company for Salisbury Bank and Trust Company (the "Bank"), announced today that earnings for the first quarter of 2009 totaled $1,081,175 which represents earnings per average outstanding share of $.64. This compares to earnings of $1,080,934 or $.64 per average outstanding share for the first quarter of 2008. As previously announced, the Board of Directors declared a first quarter cash dividend of $.28 per common share outstanding, which was the same amount declared for the first quarter of 2008. Chairman and Chief Executive Officer John F. Perotti stated "continued economic weakness in our market area contributed significantly to the earnings level for the first quarter of 2009. Specifically, higher FDIC insurance premiums and a higher loan loss provision together totaled approximately $0.25 per share."

Results of Continuing Operations

Total interest and dividend income was $6,486,957 for the first three months of 2009 operations, compared to $6,667,897 for the corresponding period in 2008.

Total interest expense decreased to $2,284,126 from $3,008,390 reflective of Federal Reserve rate reductions for the same periods.

Net interest and dividend income before provision for loan losses totaled $4,202,831 for the first quarter of 2009 compared to $3,659,507 for the same period in 2008. This is an increase of $543,324 or 14.85%. Net interest and dividend income which is a key component of profitability has improved when comparing the quarter ended March 31, 2009 to the comparable quarter of the prior year. Net interest margin was 3.86% in the first quarter of 2009 compared to 3.58% in the first quarter of 2008.

Trust/Wealth Advisory Services Division revenue, also a key component to the Bank's revenue stream totaled $540,000 for the three months ended March 31, 2009. This is a decrease of $60,000 or 10.00% when compared to 2008 first quarter income, and is primarily due to a decline in the value of assets under management due to prevailing market conditions.


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

Mr. Perotti continued, "core business initiatives continue to improve. The Company's assets totaled $506,139,980 at March 31, 2009 which compares to total assets of $472,794,810 for the year ago period in 2008. Total deposits have grown to record levels and increased $30,168,081 or 8.96% to $366,763,527 at March 31, 2009. This can be attributed to customers reaching out for safety in our 100% FDIC insured deposit accounts. Total net loans including loans held-for-sale have increased to $299,140,242, an increase of 8.30% when compared to net loans including loans held-for-sale of $276,220,839 for the year ago period in 2008. Non-performing assets totaled $6,275,245 or 1.24% of total assets at March 31, 2009, which compares to non-performing assets totaling $1,030,103 or 0.218% of total assets in the corresponding period in 2008." At March 31, 2009, the Bank had "Other Real Estate Owned" totaling $418,024 which consisted of one commercial property. Mr. Perotti further commented "although our first quarter loan loss provision expense totaled $430,000 in 2009 compared to $60,000 for the corresponding period in 2008 and our non-performing assets have increased, we continue to work with our borrowers during these challenging times to find constructive solutions."

Following the October 14, 2008 announcement by the Treasury, the Company applied for and was approved to be a participant in the TARP CPP program under the Emergency Stabilization Act of 2008. The Company decided to participate in the Capital Purchase Program ("CPP") and closed the transaction on March 13, 2009 for the maximum amount of the preliminary approval that totaled $8,816,000. The Company issued to the Treasury 8,816 shares of Preferred Stock with a par value of $0.01 together with related warrants to purchase approximately 57,671 shares of the Company common stock at $22.93 per share. The senior preferred stock will pay a cumulative dividend rate of 5% per annum.

The capital levels of the Company as well as the Bank, are well above the highest regulatory capital level of "well capitalized." Capital levels at March 31, 2009 compared to Regulatory Capital Ratios are as follows:

                              Salisbury Bank    Consolidated    Well-Capitalized
                              --------------    ------------    ----------------
Total risk based capital         11.72%            14.55%           = 10.00%
Tier 1 risk based capital        10.82%            13.66%           =  6.00%
Leverage ratio                    7.52%             9.54%           =  5.00%

Salisbury Bancorp, Inc.'s sole subsidiary, Salisbury Bank and Trust Company, is a Connecticut chartered commercial bank. The Company has assets in excess of $500 million and capital in excess of $46 million and serves the communities of northwestern Connecticut and proximate communities in New York and Massachusetts which it has done for approximately 160 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in Canaan, Salisbury and Sharon as well as Lakeville, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

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


Statements contained in this news release contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward looking statements.




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